Exhibit 10.5

SETTLEMENT AND MUTUAL RELEASE AGREEMENT

THIS SETTLEMENT AND MUTUAL RELEASE AGREEMENT (the "Agreement") dated as of June 3, 2021 (the “Effective Date”), is made by and between DARKPULSE, INC., a Delaware corporation (the “Company”) and Auctus Fund, LLC, a Delaware limited liability company (the "Investor") (together with the Company, the “Parties”).

WHEREAS, on September 25, 2018, the Company issued to the Investor a convertible promissory note in the principal amount of $100,000.00 (the “Note”) pursuant to that certain securities purchase agreement dated September 25, 2018 (the “SPA”);

WHEREAS, on the Effective Date, the Investor effectuated a notice of conversion under the Note for 12,500,000 shares of the Company’s common stock (the “Shares”); and

WHEREAS, the Parties desire to issue the Shares as consideration for full and complete satisfaction of and settlement of the Note, which will also terminate all obligations owing under both the Note and the SPA.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                  Share Issuance. As consideration for full and complete satisfaction of and settlement of the Note, on or before June 7, 2021, the Company (i) shall issue the free trading Shares to the Investor without any restrictive legend and (ii) deliver such Shares to Investor’s brokerage account as designated by the Investor. Investor shall provide an opinion of Investor’s counsel to the Company and Company’s transfer agent covering the removal of the restrictive legend from the Shares.

2.                  Leak Out of Shares. The Investor agrees to limit the resales of such Shares in the public market to no more than 2,500,000 shares per calendar week until all of the Shares have been sold.

3.                  Termination of Note and SPA. Upon the issuance of the Shares to the Investor as provided in this Agreement, the Note and the SPA, including all obligations thereunder, are terminated.

4.                  Rescission of Settlement. Notwithstanding anything in this Agreement to the contrary, in the event that the Company fails to comply with the terms of this Agreement (including but not limited to the delivery of the Shares pursuant to Section 1 of this Agreement), then the Investor shall have the right to declare this Agreement null and void and of no further force or effect.

5.                  Mutual Release.

a.	So long as the Company fully complies with the terms of this Agreement, the Investor hereby irrevocably and unconditionally releases the Company and its past, present and future officers, directors, agents, consultants, employees, representatives, attorneys, investors, and insurers, as applicable, together with all successors and assigns of any of the foregoing (collectively, the “Company Released Parties”), of and from all claims, demands, actions, causes of action, rights of action, contracts, controversies, covenants, obligations, agreements, damages, penalties, interest, fees, expenses, costs, remedies, reckonings, extents, responsibilities, liabilities, suits, and proceedings of whatsoever kind, nature, or description, direct or indirect, vested or contingent, known or unknown, suspected or unsuspected, in contract, tort, law, equity, or otherwise, under the laws of any jurisdiction, that the Investor or its predecessors, legal representatives, successors or assigns, ever had, now has, or hereafter can, shall, or may have, against the Company Released Parties for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of the world through, and including, the Effective Date with respect to the Note, SPA, all transactions relating to the Note (including but not limited to all conversions of the Note), all transaction documentation relating to the Note, and all transaction documentation relating to the SPA (collectively, the “Investor Released Claims”).

1

b.	The Company hereby irrevocably and unconditionally releases the Investor and its past, present and future officers, directors, agents, consultants, employees, representatives, attorneys, investors, and insurers, as applicable, together with all successors and assigns of any of the foregoing (collectively, the “Investor Released Parties”), of and from all claims, demands, actions, causes of action, rights of action, contracts, controversies, covenants, obligations, agreements, damages, penalties, interest, fees, expenses, costs, remedies, reckonings, extents, responsibilities, liabilities, suits, and proceedings of whatsoever kind, nature, or description, direct or indirect, vested or contingent, known or unknown, suspected or unsuspected, in contract, tort, law, equity, or otherwise, under the laws of any jurisdiction, that the Company or its predecessors, legal representatives, successors or assigns, ever had, now has, or hereafter can, shall, or may have, against the Investor Released Parties, for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of the world through, and including, the Effective Date with respect to the Note, SPA, as well as all transactions (including but not limited to all conversions of the Note) and transaction documentation relating to the Note (collectively, the “Company Claims”).

c.	The Investor understands that this releases claims that the Investor may not know about. This is the Investor’s knowing and voluntary intent, even though the Investor recognizes that someday it might learn that some or all of the facts that it currently believes to be true are untrue and even though it might then regret having signed this Agreement.

d.	The Company understands that this releases claims that the Company may not know about. This is the Company’s knowing and voluntary intent, even though the Company recognizes that someday it might learn that some or all of the facts that it currently believes to be true are untrue and even though it might then regret having signed this Agreement.

e.	So long as the Company fully complies with the terms of this Agreement, the Investor agrees that it will not pursue, file or assert or permit to be pursued, filed or asserted any civil action, suit or legal proceeding seeking equitable or monetary relief (nor will it seek or in any way obtain or accept any such relief in any civil action, suit or legal proceeding) in connection with any matter concerning its relationship with the Company with respect to all of the Investor Released Claims released herein arising from the beginning of the world up to and including the Effective Date (whether known or unknown to it and including any continuing effects of any acts or practices prior to the Effective Date).

f.	The Company agrees that it will not pursue, file or assert or permit to be pursued, filed or asserted any civil action, suit or legal proceeding seeking equitable or monetary relief (nor will it seek or in any way obtain or accept any such relief in any civil action, suit or legal proceeding) in connection with any matter concerning its relationship with the Investor with respect to all of the Company Claims released herein arising from the beginning of the world up to and including the Effective Date (whether known or unknown to it and including any continuing effects of any acts or practices prior to the Effective Date).

6.	Miscellaneous.

a.	Notices. Any notices hereunder to the Company or the Investor shall be in writing. If sent by electronic mail, such notices shall be deemed to have been given when sent (provided that electronic confirmation of it being sent is received by the sender). If sent by hand delivery or special courier (e.g., Federal Express), such notices shall be deemed to have been given on the date of delivery thereof as reflected on written confirmation of such delivery. All notices shall be addressed as follows (or to such other address or addresses of which any party shall provide written notice to the other parties hereto).

2

If to the Company:
DARKPULSE, INC. 1345 Ave of the Americas, 2nd Floor New York, NY 10105 Email: doleary@darkpulse.com If to the Investor: AUCTUS FUND, LLC 545 Boylston Street, 2nd Floor Boston, MA 02116

b.	Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by the Company and the Investor.

c.	Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

d.	Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

e.	Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the Parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the Parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

f.	Construction. The Parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise this Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the this Agreement or any amendments thereto.

g.	Entire Agreement. This Agreement constitutes the entire understanding between the Parties hereto with respect to the subject matter hereof and supersedes all negotiations, representations, prior discussions, and preliminary agreements between the Parties hereto relating to the subject matter of this Agreement.

3

h.	Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state or federal courts located in the Commonwealth of Massachusetts. Each party hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts sitting in the Commonwealth of Massachusetts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

i.	Non-Disparagement. The Company shall not in any written or oral communications with any third party, including but not limited to any credit reporting agency, investor, vendor, Investor, social media, media, or service provider, through any medium, whether tangible, electronic, or otherwise, criticize, ridicule or make any statement which, directly or indirectly, disparages, causes any harm to, or negatively affects the Investor Released Parties. The Company shall not express any negative opinions of the Investor Released Parties. The provision shall be construed broadly and shall govern any written or oral communications, express or implied, made concerning any of the Investor Released Parties and/or the Investor Released Parties’ business.

j.	Confidentiality. Except as required by law, the existence and terms of this Agreement shall be strictly confidential and shall not be disclosed by the Parties, or their representatives, to anyone or any entity under any circumstances, except to the Parties’ respective attorneys. All the terms of this Agreement, including but not limited to this provision, are material terms of this Agreement.

[SIGNATURE PAGE FOLLOWS]

4

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

DARKPULSE, INC.

By: /s/ Dennis O’Leary

Name: Dennis O’Leary

Title: Chief Executive Officer

AUCTUS FUND, LLC

By: /s/ Lou Posner

Name: Lou Posner

Title: Managing Director

5